May 16, 2019

David Morris
Chief Financial Officer
RBB Bancorp
1055 Wilshire Boulevard, 12th Floor
Los Angeles, California 90017

       Re: RBB Bancorp
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed March 27, 2019
           File No. 001-38149

Dear Mr. Morris:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Financial
Services